SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 21, 2008

ARIEL WAY, INC.
(Exact name of registrant as specified in charter)

Florida	0-50051	65-0983277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Towers Crescent Drive, Suite 1220, Vienna, VA 22182
(Address of principal executive offices)

(703) 918-2420
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.

ACQUISITION OR DISPOSITION OF ASSETS.

On February 20, 2008, Ariel Way, Inc., (the “Company”), completed the First Closing acquisition of Syrei Holding UK Limited, a UK corporation ("Syrei") pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) with Syrei, Syrei AB, a Swedish corporation and a wholly owned subsidiary to Syrei, Syrei Acquisition Ltd., a UK corporation and a wholly owned subsidiary of the Company and Syrei Limited (the "Stockholder of Syrei"), pursuant to which, at the First Closing of the Merger, Syrei became a wholly owned UK subsidiary to the Company. The Merger Agreement was dated January 31, 2008 but was entered into by the Company on February 13, 2008.

At the First Closing on February 20, 2008, we paid Syrei Limited, the selling Stockholder of Syrei, an aggregate of 75,000,000 shares of Ariel Way restricted common stock. These restricted shares of common stock were provided by the Company’s CEO on behalf of the Company, until the Company can increase its authorized number of shares and can issue shares. In addition, the Company issued to the Stockholder of Syrei a promissory note in the principal amount of $2,000,000, for a payment to take place no later than 135 days after completed audit of the financial statements of Syrei and its Subsidiary, but no later than 150 days after the First Closing. The promissory note is secured by all shares of the common stock of the acquired Syrei and will be held in escrow, pursuant to the terms and conditions of an Acquisition Pledge and Escrow Agreement. The payment of the $2,000,000 is defined as the Second Closing. In addition, the Company shall also pay to the Stockholder of Syrei an additional principal amount of $2,000,000 one year after the signing of the Merger Agreement. This additional payment shall be reduced per a formula, if the revenue and EBITDA achieved during the year prior to the payment do not meet thresholds defined in a mutually agreed to Business Plan.

A copy of the press release announcing the completion of the acquisition is attached as an exhibit under Item 9.01 (d) of this report.

ITEM 9.01.

FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Financial statements of businesses acquired.

The Company intends to file by amendment the required financial statements reflecting the acquisition of Syrei no later than 71 calendar days after the date of this report on Form 8-K.

(d)	Exhibits Furnished.

99.1	Agreement and Plan of Merger, dated as of January 31, 2008 but executed by the Company on February 13, 2008.

99.2	Press Release, dated February 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARIEL WAY, INC.

Date: February 21, 2008	By:	/s/ Arne Dunhem
Arne Dunhem
President and Chief Executive Officer